American Assets Trust, Inc. Reports Second Quarter 2017 Financial Results

Net income available to common stockholders of $5.5 million and $12.9 million for the three and six months ended June 30, 2017, respectively, or $0.12 and $0.28 per diluted share, respectively
Funds From Operations per diluted share increases 9% and 6% year-over-year for the three and six months ended June 30, 2017, respectively
Same-store cash NOI increases 3% and 1% year-over-year for the three and six months ended June 30, 2017, respectively
Acquisition of the Pacific Ridge Apartments in San Diego, California
Acquisition of Gateway Marketplace in Chula Vista, California subsequent to quarter end

SAN DIEGO, California - 8/1/17 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its second quarter ended June 30, 2017.

Financial Results and Recent Developments

•	Net income available to common stockholders of $5.5 million and $12.9 million for the three and six months ended June 30, 2017, respectively, or $0.12 and $0.28 per diluted share, respectively

•	Funds From Operations increased 9% and 6% year-over-year to $0.49 and $0.94 per diluted share for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016

•	Same-store GAAP NOI increased 2% and 1% for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016

•	Same-store cash NOI increased 3% and 1% for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016

•	Leased approximately 88,700 comparable office square feet at an average GAAP-basis and cash-basis contractual rent increase of 47% and 33%, respectively, during the three months ended June 30, 2017

•
Leased approximately 207,000 comparable retail square feet at an average GAAP-basis contractual rent increase of 5% and cash-basis contractual rent decrease of 13% during the three months ended June 30, 2017

•	Entered into first office lease at Torrey Point for approximately 32,000 square feet, or 36% of the new development’s rentable square footage

•	Acquisition of the Pacific Ridge Apartments in San Diego, California

•	Acquisition of Gateway Marketplace in Chula Vista, California subsequent to quarter end

Net income attributable to common stockholders was $5.5 million, or $0.12 per basic and diluted share for the three months ended June 30, 2017 compared to $7.6 million, or $0.17 per basic and diluted share for the three months ended June 30, 2016. For the six months ended June 30, 2017, net income attributable to common stockholders was $12.9 million, or $0.28 per basic and diluted share compared to $15.3 million, or $0.34 per basic and diluted share for the six months ended June 30, 2016. The decrease in net income attributable to common stockholders from the corresponding periods in 2016 was primarily due to an increase in depreciation and amortization expense attributed to the acquisition of the Pacific Ridge Apartments on April 28, 2017.

During the second quarter of 2017, the company generated funds from operations (“FFO”) for common stockholders of $31.7 million, or $0.49 per diluted share, compared to $28.3 million, or $0.45 per diluted share, for the quarter ended June 30, 2016. For the six months ended June 30, 2017, the company generated FFO for common stockholders of $59.9 million, or $0.94 per diluted share, compared to $56.5 million, or $0.89 per diluted share, for the six months ended June 30, 2016.  The increase in FFO from the corresponding periods in 2016 was primarily due to additional operating income from Hassalo on Eighth due to an increase in the percentage leased, the acquisition of the Pacific Ridge Apartments on April 28, 2017 and growth in same-store net operating income from our existing portfolio.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2017	March 31, 2017	June 30, 2016
Total Portfolio
Retail (1)	96.8%	96.9%	98.2%
Office	88.7%	89.3%	90.4%
Multifamily (2)(3)	92.6%	93.4%	92.5%
Mixed-Use:
Retail	95.7%	94.1%	98.3%
Hotel	91.3%	91.5%	88.4%

Same-Store Portfolio
Retail (1)	97.1%	97.2%	98.6%
Office	88.7%	89.3%	90.4%
Multifamily (2)(3)	93.3%	94.0%	97.2%
Mixed-Use:
Retail	95.7%	94.1%	98.3%
Hotel	91.3%	91.5%	88.4%
(1) Total retail leased percentage includes the retail components of Hassalo on Eighth. The Elwood, Velomor and Aster Tower buildings were placed in operations in April 2016, July 2016 and October 2016, respectively. Same-store retail leased percentages exclude Hassalo on Eighth.
(2) Total multifamily leased percentage includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth and the Pacific Ridge Apartments, which was acquired on April 28, 2017.
(3) Excluding the 21 off-line units associated with the Loma Palisades repositioning, total multifamily leased percentage was 93.5% and 94.6% at June 30, 2017 and March 31, 2017, respectively, and same-store multifamily leased percentage was 95.4% and 96.2% at June 30, 2017 and March 31, 2017, respectively.

During the second quarter of 2017, the company signed 41 leases for approximately 304,300 square feet of retail and office space, as well as 493 multifamily apartment leases. Renewals accounted for 80.0% of the comparable retail leases, 72.7% of the comparable office leases and 52.9% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the second quarter of 2017 and trailing four quarters ending June 30, 2017, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q2 2017	25	207,000	(12.8)% (1)	$30.31	$34.77	5.2% (1)
	Last 4 Quarters	72	367,500	(3.7)% (1)	$33.21	$34.49	10.1% (1)

Office	Q2 2017	11	88,700	32.5%	$62.62	$47.24	47.4%
	Last 4 Quarters	46	322,900	17.0%	$46.51	$39.75	27.4%
(1) Retail leasing spreads were significantly impacted by the Lowe's renewal at Waikele Center. Excluding the Lowe's renewal at Waikele Center, we leased approximately 52,000 comparable retail square feet at an average GAAP-basis contractual rent increase of 8.4% and cash-basis contractual rent decrease of 2.2% during the three months ended June 30, 2017. Excluding the Lowe's renewal at Waikele Center, we leased approximately 212,500 comparable retail square feet at an average GAAP-basis and cash-basis contractual rent increase of 13.5% and 4.9% during the twelve month period ended June 30, 2017.

Multifamily
As of June 30, 2017, Hassalo on Eighth was approximately 90% leased with average monthly base rent per leased unit of $1,665 compared to 86% at June 30, 2016 with average monthly base rent per leased unit of $1,488, an increase of approximately 12%.

At June 30, 2017, the average monthly base rent per leased unit for same-store properties was $1,876 compared to an average monthly base rent per leased unit of $1,711 at June 30, 2016, an increase of approximately 10%.

Same-Store Property Operating Income
For the three and six months ended June 30, 2017, same-store property GAAP basis operating income increased 1.7% and 0.4%, respectively, and same-store property cash basis operating income increased 2.6% and 0.7%, respectively, compared to the corresponding periods in 2016.The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Six Months Ended (2)
	June 30,			June 30,
	2017	2016	Change	2017	2016	Change
GAAP Basis:
Retail	$17,896	$17,893	—%	$35,720	$36,237	(1.4)%
Office	18,318	17,735	3.3	30,939	29,469	5.0
Multifamily	3,407	3,240	5.2	6,604	6,359	3.9
Mixed-Use	5,946	5,956	(0.2)	11,374	12,218	(6.9)
	$45,567	$44,824	1.7%	$84,637	$84,283	0.4%
Cash Basis:
Retail	$17,907	$17,723	1.0%	$35,455	$35,906	(1.3)%
Office	18,079	17,297	4.5	30,120	28,512	5.6
Multifamily	3,407	3,240	5.2	6,604	6,359	3.9
Mixed-Use	5,957	5,926	0.5	11,329	12,168	(6.9)
	$45,350	$44,186	2.6%	$83,508	$82,945	0.7%

(1)
Same-store portfolio excludes (i) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (ii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iii) the Pacific Ridge Apartments, which was acquired on April 28, 2017; and (iv) land held for development.

(2)
Same-store portfolio excludes (i) Torrey Reserve Campus due to significant redevelopment activity during the period; (ii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iv) the Pacific Ridge Apartments, which was acquired on April 28, 2017; and (v) land held for development.

On a same-store cash basis, retail property operating income increased for the three months ended June 30, 2017 compared to the same period in 2016 primarily due to rent commencement for new tenants at Carmel Mountain Plaza during the period. On a same-store basis, retail property operating income decreased for the six months ended June 30, 2017 compared to the same period in 2016 primarily due to a decrease in the percentage leased at Waikele Center attributed to the Sports Authority bankruptcy.

On a same-store basis, office property operating income increased for the six months ended June 30, 2017 compared to the same period in 2016 primarily due to higher annualized base rents, specifically at The Lloyd District Portfolio, First & Main and One Beach Street.

On a same-store basis, multifamily property operating income increased for the three and six months ended June 30, 2017 compared to the corresponding periods in 2016 primarily due to an increase in average monthly base rent during 2017. This increase was achieved notwithstanding the current repositioning of 21 off-line units at Loma Palisades, which is expected to be complete by the fourth quarter of 2017.

On a same-store basis, mixed-use property operating income decreased for the six months ended June 30, 2017 compared to the corresponding period in 2016 due to an increase in bad debt expense at the hotel portion of our mixed-use property.

Development
Our development efforts at Torrey Point are nearing completion with plans including two Class A office buildings of approximately 88,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the development at Torrey Point remain approximately $56 million, of which approximately $37 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2017. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7% to 8%.

On July 1, 2017, we signed a ten-year triple net lease for approximately 32,000 square feet at Torrey Point.  Rent is expected to commence during the first quarter of 2018.

Our development opportunities are subject to market conditions and actual results may vary.

Acquisitions

On April 28, 2017, we acquired the Pacific Ridge Apartments, a 533 unit luxury apartment community located in San Diego, California that was completed in 2013 and is approximately 92% leased as of July 31, 2017. The purchase price was approximately $232 million, funded with a combination of cash on hand and funds drawn against the Company’s existing credit facility. The property is perched atop a bluff offering unobstructed panoramic views of the Pacific Ocean with an unparalleled amenities package and designed with a large focus on environmental sustainability.  The property’s central location in San Diego provides residents with convenient access to the light rail systems, extending residents reach to downtown, the San Diego International Airport, the San Diego Zoo, sporting venues, numerous malls and retail centers, culinary destinations and the freeway and public transportation. Additionally, the property is adjacent to the University of San Diego and in close proximity to two other universities.

Private Placement of Notes

On May 23, 2017, we entered into a Note Purchase Agreement for the private placement of $100 million of 4.24% Senior Guaranteed Notes, Series E, due May 23, 2029 (the "Series E Notes"). The Series E Notes were issued on May 23, 2017 and will pay interest semi-annually on the 23rd of May and November until their respective maturities.
Net of the settlement of a treasury lock, the fixed economic interest rate for the Series E Notes is approximately 4.18% per annum, through maturity.

Balance Sheet and Liquidity
At June 30, 2017, the company had gross real estate assets of $2.5 billion and liquidity of $281.4 million, comprised of cash and cash equivalents of $31.4 million and $250.0 million of availability on its line of credit.

Dividends
The company declared dividends on its shares of common stock of $0.26 per share for the second quarter of 2017. The dividends were paid on June 29, 2017.

In addition, the company has declared a dividend on its common stock of $0.26 per share for the quarter ending September 30, 2017. The dividend will be paid on September 28, 2017 to stockholders of record on September 14, 2017.

Subsequent Events
On July 6, 2017, we acquired Gateway Marketplace, a 128,000 square feet dual-grocery anchored shopping center located in Chula Vista, California. The purchase price was approximately $42 million, excluding closing costs and prorations. The property was acquired with cash on hand and borrowings under our credit facility.

On July 19, 2017, we entered into a Note Purchase Agreement for the private placement of $100 million of 3.78% Senior Guaranteed Notes, Series F, due July 19, 2024 (the "Series F Notes"). The Series F Notes were issued on July 19, 2017 and will pay interest semi-annually on the 31st of January and July until their respective maturities. Net of the settlement of a treasury lock, the fixed economic interest rate for the Series F Notes is approximately 3.85% per annum, through maturity.

Guidance

The company reaffirms its guidance for full year 2017 FFO per diluted share range of a range of $2.00 to $2.06 per share. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the second quarter of 2017 on Wednesday, August 2, 2017 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 50389572. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, August 2, 2017 through Wednesday, August 9, 2017. To access the replay, dial 1-855-859-2056 and use the pass code 50389572. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's second quarter 2017 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2017	December 31, 2016
Assets	(unaudited)
Real estate, at cost
Operating real estate	$2,477,653	$2,241,061
Construction in progress	61,415	50,498
Held for development	9,447	9,447
	2,548,515	2,301,006
Accumulated depreciation	(502,551)	(469,460)
Net real estate	2,045,964	1,831,546
Cash and cash equivalents	31,380	44,801
Restricted cash	9,211	9,950
Accounts receivable, net	6,483	9,330
Deferred rent receivables, net	37,924	38,452
Other assets, net	40,214	52,854
Total assets	$2,171,176	$1,986,933
Liabilities and equity
Liabilities:
Secured notes payable, net	$280,170	$445,180
Unsecured notes payable, net	944,816	596,350
Unsecured line of credit	—	20,000
Accounts payable and accrued expenses	40,884	32,401
Security deposits payable	6,779	6,114
Other liabilities and deferred credits, net	46,164	48,337
Total liabilities	1,318,813	1,148,382
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 47,130,063 and 45,732,109 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	471	457
Additional paid-in capital	916,695	874,597
Accumulated dividends in excess of net income	(88,595)	(77,296)
Accumulated other comprehensive income	10,494	11,798
Total American Assets Trust, Inc. stockholders' equity	839,065	809,556
Noncontrolling interests	13,298	28,995
Total equity	852,363	838,551
Total liabilities and equity	$2,171,176	$1,986,933

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Rental income	$72,925	$68,221	$142,965	$135,466
Other property income	4,181	3,598	7,933	7,084
Total revenue	77,106	71,819	150,898	142,550
Expenses:
Rental expenses	19,841	19,590	39,700	38,043
Real estate taxes	7,904	6,417	15,440	13,050
General and administrative	5,131	4,394	10,213	8,943
Depreciation and amortization	24,182	17,714	42,168	35,167
Total operating expenses	57,058	48,115	107,521	95,203
Operating income	20,048	23,704	43,377	47,347
Interest expense	(12,652)	(13,153)	(25,983)	(26,099)
Other income, net	192	99	502	123
Net income	7,588	10,650	17,896	21,371
Net income attributable to restricted shares	(61)	(43)	(121)	(86)
Net income attributable to unitholders in the Operating Partnership	(2,008)	(3,008)	(4,869)	(6,035)
Net income attributable to American Assets Trust, Inc. stockholders	$5,519	$7,599	$12,906	$15,250

Net income per share
Basic income attributable to common stockholders per share	$0.12	$0.17	$0.28	$0.34
Weighted average shares of common stock outstanding - basic	46,871,377	45,235,292	46,524,510	45,234,583

Diluted income attributable to common stockholders per share	$0.12	$0.17	$0.28	$0.34
Weighted average shares of common stock outstanding - diluted	64,089,081	63,134,808	64,075,919	63,134,099

Dividends declared per common share	$0.26	$0.25	$0.52	$0.50

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017
Funds From Operations (FFO)
Net income	$7,588	$17,896
Depreciation and amortization of real estate assets	24,182	42,168
FFO, as defined by NAREIT	$31,770	$60,064
Less: Nonforfeitable dividends on incentive stock awards	(59)	(118)
FFO attributable to common stock and units	$31,711	$59,946
FFO per diluted share/unit	$0.49	$0.94
Weighted average number of common shares and units, diluted	64,089,324	64,076,262

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii.  The company's retail portfolio comprises approximately 3.2 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607